NEWS RELEASE

FOR IMMEDIATE RELEASE

November 9, 2005

CAPITOL FEDERAL FINANCIAL
ANNOUNCES SPECIAL YEAR END DIVIDEND

Topeka, KS - Capitol Federal Financial (CFFN) announced today that its Board of Directors has declared a special year end cash dividend of $0.30 per share on outstanding CFFN common stock. This special year end dividend is the result of the Board's commitment initially announced in January 2005 to distribute to stockholders 25% of the annual net income of the Company in excess of the total amount of dividends paid in the four regular quarterly dividends during the just completed fiscal year.

Based upon shares outstanding on November 8, 2005, the following is the calculation determining the amount of the dividend for fiscal year 2005.

CFFN Net Income	$65,058,527
Regular Quarterly Dividends Paid in Fiscal Year 2005	40,721,827
Amount Available for Year End Dividend	24,336,700

25% of Amount Available	$6,084,175

Shares Eligible to Receive Dividends	20,483,464
Per Share Amount	$0.297

The dividend is payable on December 2, 2005 to stockholders of record as of the close of business on November 18, 2005.

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank which operates 37 branch offices in Kansas.

News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward looking statements represent the Company's judgment as of the date of the release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe
Vice President, Investor Relations
700 S Kansas Ave.
Topeka, KS 66603
(785) 270-6055
jwempe@capfed.com